CONTACT:	Michal D. Cann - President & CEO Phyllis A. Hawkins - SVP & CFO 360.679.3121	CORPORATE INVESTOR RELATIONS 5333 - 15TH AVENUE SOUTH, SUITE 1500 SEATTLE, WA 98108 206.762.0993 www.stockvalues.com

NEWS RELEASE

WASHINGTON BANKING THIRD QUARTER PROFITS INCREASE 33% TO RECORD $1.8 MILLION

OAK HARBOR, WA – October 29, 2003 – Washington Banking Company (Nasdaq: WBCO) today reported that growing net interest income at Whidbey Island Bank (WIB) and lending activity at Washington Funding Group (WFG) resulted in record profits for the quarter and nine months ended September 30, 2003. Revenues increased 36% in the third quarter, contributing to 33% net income growth.

Third quarter net income increased 33% to $1.8 million, or $0.36 per diluted share, compared to $1.3 million, or $0.28 per diluted share a year ago. For the first nine months of 2003, net income increased 6% to $4.4 million, or $0.92 per diluted share, compared to $4.1 million, or $0.87 per diluted share in the period last year.

“We have continued to utilize low-cost deposits to fund our loans,” stated Phyllis Hawkins, Senior Vice President and CFO. “We have grown net interest income 18% over last year’s third quarter by lowering our cost of funds and growing our loan portfolio at the bank level.”

“Our mortgage lending activities, both retail at WIB and wholesale at WFG, have so far contributed to a significant increase in gain on sale of loans over last year,” added Michal Cann, President and CEO. “However, mortgage rates rose sharply in July and we are seeing residential loan volumes decline significantly. As a result, I expect that the gain on sale of loans and secondary market income will decrease in the fourth quarter, negatively impacting earnings. I believe we can still meet our 2003 earnings growth projections of 10% – 15%, but am concerned about the volatile mortgage interest rates, the economy, competition and other factors facing us in the fourth quarter.”

Gain on sale of loans was $1.6 million in the third quarter 2003 compared to $234,000 a year ago, and year-to-date gain on sale of loans increased to $2.9 million, from $719,000 last year. Loans held for sale were $12.3 million at September 30, 2003, compared to $4.5 million at the end of the third quarter last year.

Net loans were up 13% to $484.7 million, compared to $428.2 million at the end of the third quarter last year. Total assets were $587.2 million, up from $525.8 million at September 30, 2002. Deposits increased 13% to $510.9 million, compared to $452.7 million a year ago. Noninterest bearing deposits increased 38% from a year ago to $77.0 million, while interest-bearing accounts grew 9% to $433.9 million at quarter-end.

“Real estate lending – particularly commercial mortgages and real estate construction – remained strong, although competition for commercial loans has been tough,” Cann said. “While I remain confident in our ability to achieve 10%-15% total loan growth in 2003, yields are definitely tightening. Low-cost deposits have helped us expand our net interest margin quarter-over-quarter in a difficult environment.” The net interest margin was 5.33% in the third quarter, compared to 5.18% a year ago. For the nine-month period, the net interest margin was 5.32%, from 5.51% in the same period last year.

The decrease in interest expense coupled with the increased gain on sale of loans contributed to 36% revenue growth, to $9.6 million from $7.1 million in the third quarter last year. For the nine-month period ended September 30, 2003, revenues increased 23% to $26.0 million, up from $21.2 million last year. Net interest income before the provision for loan losses increased 18% for the quarter, to $7.2 million from $6.1 million a year ago. Year-to-date net interest income grew 14% to $20.7 million, compared to $18.1 million in the first nine months of 2002.

Noninterest income increased 153% to $2.4 million, compared to $945,000 in the third quarter of 2002. Noninterest income was up 73% year-to-date to $5.3 million, from $3.1 million a year ago. For the third quarter, noninterest expense grew 38% to $6.1 million, compared to $4.4 million a year ago. This increase reflects operating expenses associated with growth, including the formation of WFG in the first half of 2003 and the opening of the bank’s 17th branch in Smokey Point (Arlington, WA) during the 2002 fourth quarter. Noninterest expense increased 35% to $16.8 million year-to-date, compared to $12.4 million last year.

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WBCO – Record Third Quarter
October 29, 2003
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Profitability ratios have improved quarter-over-quarter, but are down slightly on a year-to-date basis due to the increase in operating expenses. Washington Banking Company generated a return on equity (ROE) of 16.93% for the third quarter, compared to 14.07% a year ago, while return on assets (ROA) improved to 1.20% for the quarter, from 1.04% last year. For the nine-month period, ROE was 14.45%, compared to 15.14% a year ago. ROA was 1.05% year-to-date, compared to 1.16% for the first nine months of 2002.

“We anticipated that the efficiency ratio would be affected in the short-term based on the expected increase in operating expenses due to our expansion of locations, our business growth and the formation of WFG,” Hawkins said. “Nevertheless, we have achieved an efficiency ratio in the low-60s for the quarter and still have a long-term target in the mid-50% range.” Washington Banking Company’s efficiency ratio was 63.54% in the third quarter of 2003, compared to 62.71% the previous year. For the nine-month period ended September 30, 2003, the efficiency ratio was 64.79%, compared to 58.62% last year.

“Credit quality has improved slightly from a year ago, as has our coverage ratio,” Cann said. “We continue to build the allowance for loan losses to total loans, to 1.29% at September 30, 2003 from 1.26% a year ago and also at December 31, 2002.” The total reserve for loan losses was $6.3 million at quarter-end, representing 137% of nonperforming assets (NPAs), compared to $5.5 million, or 120% of NPAs a year ago.” At September 30, 2003, NPAs were $4.6 million or 0.79% of total assets, compared to $4.6 million, or 0.87% of total assets a year ago.

Shareholders’ equity increased 12% to $43.1 million, and book value per share grew to $9.26 at September 30, 2003, from $8.56 a year ago.

Washington Banking Company is a bank holding company based in Oak Harbor, Washington that operates Whidbey Island Bank, a state-chartered full-service commercial bank, and Washington Funding Group, a wholesale mortgage lending subsidiary. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 17 full-service branches located in Island, Skagit, Whatcom and Snohomish Counties.

www.wibank.com

This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements which reflects management’s views only as of the date hereof. The words “will,” “believe,” “expect,” “should,” “likely,” “anticipate” and words of similar meaning are intended in part to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or are lower than expected; (4) competitive pressure among financial institutions increases significantly; (5) legislation or regulatory requirements or changes adversely affect the banking and financial services sector; and (7) the Company’s ability to realize the efficiencies it expects to receive from its investment in personnel and infrastructure. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

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WBCO – Record Third Quarter
October 29, 2003
Page Three

CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands except per share data)	September 30, 2003	December 31, 2002	September 30, 2002
Assets
Cash and Due from Banks	$22,063	$20,882	$18,515
Interest-Earning Deposits with Banks	470	12,005	11,997
Fed Funds Sold	21,590	23,000	20,000

Total Cash and Cash Equivalents	44,123	55,887	50,512

Securities Available for Sale	15,076	9,102	6,065
Securities Held to Maturity	16,061	15,073	16,786

Total Securities	31,137	24,175	22,851

FHLB Stock	2,252	2,158	2,122

Loans Held for Sale	12,322	6,629	4,523
Loans Receivable	478,749	430,074	429,170
Less: Allowance for Loan Losses	(6,342)	(5,514)	(5,467)

Loans, Net	484,729	431,189	428,226

Premises and Equipment, Net	18,364	16,750	16,618
Other Real Estate Owned	504	592	449
Deferred Tax Assets	1,256	1,207	833
Other Assets	4,819	3,454	4,207

Total Assets	$587,184	$535,412	$525,818

Liabilities and Shareholders Equity
Deposits:
Noninterest-Bearing	$77,040	$61,647	$55,788
Interest-Bearing	433,865	401,348	396,892

Total Deposits	510,905	462,995	452,680

Other Borrowed Funds	15,000	15,000	17,500
Trust Preferred Securities	15,000	15,000	15,000
Other Liabilities	3,167	2,985	2,263

Total Liabilities	544,072	495,980	487,443

Shareholders' Equity:
Preferred Stock (no par value)
Authorized 20,000 Shares:
None Outstanding	—	—	—

Common Stock (no par value)
Authorized 10,000,000 Shares:
Issued and Outstanding 4,656,378 at 9/30/03,	21,353	21,025	16,191
4,541,123 at 12/31/02, and 4,077,750 at 9/30/02
Stock Dividends to be Distributed	—	—	4,669
Retained Earnings	21,796	18,363	17,470
Unrealized Gain (Loss) on Securities Available
for Sale, Net of Tax	(37)	44	45

Total Shareholders' Equity	43,112	39,432	38,375

Total Liabilities and Shareholders' Equity	$587,184	$535,412	$525,818

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WBCO – Record Third Quarter
October 29, 2003
Page Four

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) ($ in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Interest Income
Loans	$9,031	$8,591	$26,357	$25,173
Taxable Investment Securities	74	64	215	214
Tax Exempt Securities	165	186	500	565
Other	95	145	313	212

Total Interest Income	9,365	8,986	27,385	26,164

Interest Expense
Deposits	1,796	2,483	5,696	7,229
Other Borrowings	155	187	465	592
Trust Preferred Securities	182	211	560	218

Total Interest Expense	2,133	2,881	6,721	8,039

Net Interest Income	7,232	6,105	20,664	18,125

Provision for Loan Losses	(838)	(589)	(2,438)	(2,467)

Net Interest Income after Provision for Loan Losses	6,394	5,516	18,226	15,658

Noninterest Income
Service Charges and Fees	482	458	1,476	1,310
Gain on Sale of Loans	1,596	234	2,911	719
Secondary Market Income	75	47	208	99
Gain on Sale of Assets	--	--	--	194
Other Income	235	206	718	754

Total Noninterest Income	2,388	945	5,313	3,076

Noninterest Expense
Compensation and Employee Benefits	3,623	2,664	9,915	7,386
Occupancy	975	719	2,740	2,114
Office Supplies and Printing	167	129	510	376
Data Processing	123	116	348	296
Consulting and Professional Fees	170	62	337	183
Other	1,055	731	2,981	2,074

Total Noninterest Expense	6,113	4,421	16,831	12,429

Income before Income Taxes	2,669	2,040	6,708	6,305
Provision for Income Taxes	(919)	(720)	(2,298)	(2,156)

Net Income	$1,750	$1,320	$4,410	$4,149

Net Income per Common Share
Basic	$0.38	$0.29	$0.95	$0.93
Diluted	$0.36	$0.28	$0.92	$0.87

Average Number of Common Shares Outstanding	4,656,378	4,485,525	4,640,736	4,471,291
Fully Diluted Average Common and Common Equivalent Shares Outstanding	4,847,147	4,768,188	4,815,932	4,753,488

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WBCO – Record Third Quarter
October 29, 2003
Page Five

FINANCIAL STATISTICS (unaudited) ($ in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues (1)	$9,620	$7,050	$25,977	$21,201

Averages
Total Assets	$583,788	$509,250	$557,896	$475,214
Loans	$492,789	$426,048	$468,116	$409,831
Interest Earning Assets	$547,100	$476,686	$521,856	$443,160
Deposits	$509,277	$435,574	$484,373	$404,757
Shareholders' Equity	$41,358	$37,515	$40,697	$36,550

Financial Ratios
Return on Average Assets, Annualized	1.20%	1.04%	1.05%	1.16%
Return on Average Equity, Annualized	16.93%	14.07%	14.45%	15.14%
Average Equity to Average Assets	7.08%	7.37%	7.29%	7.69%
Efficiency Ratio (2)	63.54%	62.71%	64.79%	58.62%
Net Interest Margin	5.33%	5.18%	5.32%	5.51%
Net Interest Spread	5.03%	4.80%	5.03%	5.14%

Period End	September 30, 2003	December 31, 2002	September 30, 2002
Book Value Per Share	$9.26	$8.68	$8.56

Nonperforming Assets
Nonaccrual Loans	$4,122	$3,222	$4,103
Restructured Loans	—	—	—

Total Nonperforming Loans	4,122	3,222	4,103

Real Estate Owned	504	592	449

Total Nonperforming Assets	$4,626	$3,814	$4,552

Potential Problem Loans	$—	$—	$—

Nonperforming Loans to Loans	0.84%	0.74%	0.95%
Nonperforming Assets to Assets	0.79%	0.71%	0.87%
Allowance for Loan Losses to Nonperforming Loans	153.86%	171.14%	133.24%
Allowance for Loan Losses to Nonperforming Assets	137.09%	144.57%	120.10%
Allowance for Loan Losses to Loans	1.29%	1.26%	1.26%

Loan Portfolio
Commercial	$90,918	$91,816	$103,045
Real Estate Mortgages
One-to-Four Family	49,532	46,806	42,638
Five-or-More Family	123,146	94,404	92,944
Real Estate Construction	61,570	40,112	34,879
Consumer	165,512	163,368	160,069
Deferred Fees	393	197	118

Total Loans	$491,071	$436,703	$433,693

(1)   Revenues is net interest income before provision for loan losses plus noninterest income.
(2)   Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

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NOTE: Transmitted on Business Wire at 5:00 a.m. PST, October 29, 2003.